INSURED [JOHN DOE]     [35-MALE]   AGE AND SEX
      INITIAL FACE [SPECIMEN]     POLICY NUMBER
            AMOUNT [$100,000]     [FEB. 2, 1998]   POLICY DATE
        ISSUE DATE [FEB. 2, 1998] [PREFERRED   UNDERWRITING CLASS
                                                                       PLUS]

PLAN OF INSURANCE FLEXIBLE PREMIUM ADJUSTABLE       DEATH BENEFIT
                     VARIABLE LIFE INSURANCE        [1]   OPTION


[GRAPHIC OMITTED]


Read this policy carefully. This policy is a legal contract between the owner and The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC will pay the death proceeds to the beneficiary upon receipt at the Executive Office of due proof that the insured died while this policy was in force. The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements, the original application and any subsequent applications for changes that are attached to this policy. This policy is issued by GIAC at its Executive Office at 201 Park Avenue South, Mail Station 215-B, New York, New York 10003.



[GRAPHIC OMITTED]                            [GRAPHIC OMITTED]

   Secretary                                    President



ALL VALUES UNDER THIS POLICY WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY AND ARE NOT GUARANTEED.

THE DEATH PROCEEDS, POLICY ACCOUNT VALUE AND CASH SURRENDER VALUE UNDER THIS POLICY MAY INCREASE OR DECREASE DAILY, DEPENDING UPON PAYMENTS MADE, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, THE AMOUNT OF INTEREST CREDITED TO THE FIXED-RATE OPTION, THE AMOUNT OF CHARGES DEDUCTED, CHANGES IN FACE AMOUNT AND WHETHER PARTIAL WITHDRAWALS OR POLICY LOANS ARE TAKEN. SEE PAGES 6 AND 13 FOR A FULL DESCRIPTION OF DEATH PROCEEDS AND THE POLICY ACCOUNT VALUE.

THERE IS NO MINIMUM GUARANTEED CASH SURRENDER VALUE. THE LOAN VALUE OF THIS POLICY IS LESS THAN 100% OF THE CASH SURRENDER VALUE. SEE PAGES 5, 16 AND 17 FOR A FULL DESCRIPTION OF CASH SURRENDER VALUE AND LOAN VALUE.

RIGHT TO CANCEL:

The owner has the right to examine this policy and return it for cancellation to the Executive Office or to the agent from whom it was purchased by the later of:
1) [10] days after receiving it; or 2) 45 days from the date Part 1 of the completed application was signed. The policy and a written cancellation notice must be delivered or mailed to cancel this policy. Any notice given by mail is effective on being postmarked, properly addressed, and postage prepaid. If the policy is cancelled during this period, GIAC will refund any amounts paid. The policy will be void from the beginning.

Flexible Premium Adjustable Variable Life Insurance Policy

o     Flexible premiums payable during the insured's lifetime
o Adjustable death proceeds payable upon insured's death if policy is in force
o     Investment experience reflected in benefits
o     Non-participating--No dividends payable

97-VUL

                                 POLICY SUMMARY

This summary outlines some of the major policy provisions; it does not alter any of these provisions. The actual policy provisions set forth the full details and conditions of this policy; only the actual policy provisions will control.

While this policy is in force, the owner may increase or decrease the Face Amount in accordance with "Changing the Face Amount" on page 7. The Initial Face Amount is shown on page 3. GIAC will pay the death proceeds to the beneficiary if the insured dies while this policy is in force. GIAC will determine the actual death proceeds payable in accordance with "Death Proceeds" on page 6.

The premiums for this policy are flexible which means that premium payments may be made at any time and for varying amounts, subject to the limits described on page 8. However, the Planned Premium is shown on page 3. The Planned Premium is the premium the owner designates in the application; this premium is not required, but may be paid as elected. The payment of Planned Premiums does not guarantee that this policy will stay in force.

This policy will stay in force as long as the Net Cash Surrender Value is at least equal to the monthly deductions when due, except that during the first 2 policy years this policy will remain in force if specific conditions are met (see "No Lapse Guarantee Period" and "No Lapse Guarantee Conditions" on page 9).

The owner may allocate all or part of any Net Premium to any of the Variable Investment Options and to the Fixed-Rate Option, subject to any applicable restrictions described in this policy. The owner may change the allocation of future Net Premiums (see "Allocations and Transfers" on page 10). Amounts allocated to the Fixed-Rate Option will accrue interest at a guaranteed minimum effective interest rate of 4% per year. GIAC may declare an interest rate greater than 4% at its discretion (see "The Fixed-Rate Option" on page 13).

The Policy Account Value is the sum of the values which are allocated to the Variable Investment Options, Fixed-Rate Option and the Loan Collateral Account. The Policy Account Value may vary daily with the investment experience of Separate Account M, the amount of interest credited to the Fixed-Rate Option and the Loan Collateral Account, and charges deducted (see "Policy Account Value" on page 13). The owner may transfer any portion of the unloaned Policy Account Value among the Variable Investment Options and the Fixed-Rate Option, subject to "Allocations and Transfers".

This policy does not have a minimum guaranteed Cash Surrender Value (see "Partial Withdrawals and Surrender" on page 15). If this policy has a Cash Surrender Value, the owner may, subject to limitations:

o     make partial withdrawals (see "Partial Withdrawals" on page 15);
o     obtain a policy loan (see "Policy Loans" on page 16);
o     surrender this policy for cash (see "Surrender" on page 16);
o     use this policy to provide life income (see "Payment Options" on page 19).

If the Net Cash Surrender Value is less than the current monthly deductions when due, GIAC allows a 61 day grace period for the required premium (see "Grace Period" on page 9). If the required premium is not paid by the end of the grace period, this policy will lapse without value.

Any endorsements, additional benefit riders and applications which are attached to this policy follow.
               An Index appears on the inside of the back cover.

                           Guide to Policy Provisions

1.  Definitions                       8.   The Fixed-Rate Option
2.  Death Proceeds                    9.   Policy Account Value
3.  Changing the Face Amount         10. Partial Withdrawals and Surrender
4.  Owner and Beneficiary            11. Policy Loans
5.  Premiums and Reinstatement       12.   Exchange of Policy
6.  Allocations and Transfers        13. Payment Options
7.  The Separate Account             14. General Provisions


97-VUL                               Page 2

                                  POLICY DATA

INSURED     [JOHN DOE]                        [35-MALE]   AGE AND SEX
INITIAL                                      [SPECIMEN]   POLICY NUMBER
FACE AMOUNT [$100,000]                    [FEB 2, 1998]   POLICY DATE

ISSUE DATE  [FEB 2, 1998]              [PREFERRED PLUS]   UNDERWRITING CLASS

PLAN OF
INSURANCE   FLEXIBLE PREMIUM ADJUSTABLE     [1 - LEVEL] DEATH BENEFIT OPTION
            VARIABLE LIFE INSURANCE       [CASH VALUE
                                          ACCUMULATION] SECTION 7702 TEST

OWNER       [JOHN DOE]

BENEFICIARY [MARY DOE, WIFE]

                             BENEFITS AND PREMIUMS

                                                                  POLICY YEARS
                                                      AMOUNT         PAYABLE
BASIC POLICY

  PLANNED [ANNUAL] PREMIUM                           [$1,237.00]
  MINIMUM ANNUAL PREMIUM DURING THE
  NO LAPSE GUARANTEE PERIOD                          [$803.00]      [1through 2]

MINIMUM FACE AMOUNT                                [$100,000]

LEVEL TARGET DEATH BENEFIT RIDER

  TERM FACE AMOUNT                                   [$100,000]
  EXPIRY DATE:    [2/2/2063]

  MINIMUM TERM FACE AMOUNT                           [$25,000]

GUARANTEED COVERAGE RIDER

  ANNUAL GUARANTEED COVERAGE PREMIUM                 [$845.00]
  START DATE:     [2/2/1998]
  EXPIRY DATE:    [2/2/2043]

ACCIDENTAL DEATH BENEFIT RIDER

  FACE AMOUNT                                        [$100,000]
  EXPIRY DATE:    [2/2/2038]

GUARANTEED INSURABILITY OPTION RIDER

  OPTION AMOUNT                                      [$50,000]
  EXPIRY DATE:    [2/2/2009]

DISABILITY BENEFIT RIDER

  SPECIFIED PREMIUM                                  [$1,000.00]
  EXPIRY DATE:    [2/2/2028]


97-VUL (CONTINUED ON PAGE 3.1)       PAGE 3

                                                                  POLICY YEARS
                                                      AMOUNT           PAYABLE

WAIVER OF MONTHLY DEDUCTIONS RIDER

EXPIRY DATE:      [2/2/2028]

The address of the Home Office of The Guardian Insurance & Annuity Company, Inc.
(GIAC) is:
The Guardian Insurance & Annuity Company, Inc.
1209 Orange Street
Wilmington, Delaware 19801

GIAC receives all communications only at the address of the Executive Office, as set forth on the front cover.

To obtain information about your coverage you may call your agent or GIAC at:

                                [1-800-935-4128]


97-VUL (CONTINUED ON PAGE 3.2)       PAGE 3.1

                   INITIAL NET PREMIUM ALLOCATION INFORMATION

The Net Planned Premium is [$1131.86]. This amount is allocated as follows:

[The Guardian Stock Fund                            50%
The Guardian Bond Fund                               0%
The Guardian Cash Fund                               0%
Baillie Gifford International Fund                  30%
Value Line Strategic Asset Management Trust          0%
Value Line Centurion Fund                            0%
MFS Growth with
Income Series                                        0%

The Guardian Small Cap Stock Fund                    0%
Variable Investment Option                           0%
Variable Investment Option                           0%
Variable Investment Option                           0%]
The Fixed-Rate Option                               20%

The maximum number of Allocation Options in which the Policy Account Value may be invested at any time is [7].

Exception: If more than $100,000 is received prior to the later of: (a) 45 days from the date Part 1 of the completed application for this policy is signed, or
(b) 15 days after the Issue Date; GIAC will allocate the Net Premium associated with this excess to The Guardian Cash Fund; any amount allocated to the Fixed-Rate Option will not be counted toward this limit. On the later of (a) or
(b), GIAC will reallocate any amount in The Guardian Cash Fund attributable to this excess in accordance with the allocation percentages then in effect.

                                  POLICY LOANS

The minimum loan amount is $500. The minimum loan repayment is the lesser of:
(a) $100; or (b) the total outstanding Policy Debt.

Policy Loans bear interest at a yearly rate of 8%, payable in arrears. The yearly loan interest rate changes to 5%, payable in arrears, beginning on [2/2/2028].

See "Policy Loans" on page 16 for details on loan value.

                     PREMIUM CHARGE DEDUCTED FROM PAYMENTS

o 8.5% of each Premium allocated to the Initial Face Amount until the total Premium Payments allocated to the Initial Face Amount equals [$8,030.00];
o Then, 6.0% of each Premium allocated to the Initial Face Amount until the total Premium Payments allocated to the Initial Face Amount equals [$12,045.00];
o     Thereafter, the Charge is 4.0% of each Premium.


97-VUL (CONTINUED ON PAGE 3.3        PAGE 3.2

                                                      MONTHLY            POLICY
                                                      AMOUNT      YEARS PAYABLE
                                                      ------      -------------
1.    ADMINISTRATIVE CHARGE

o     Initial Charge                                  $36.00       1
Changing on [2/2/1999] to a current charge of          $6.00      [2 through 65]

2.    COST OF INSURANCE CHARGES

BASIC POLICY

GIAC deducts the current cost of insurance charge for the Basic Policy on each Monthly Date. GIAC bases the monthly cost of insurance charge on its current cost of insurance rates. The current cost of insurance rate will never exceed the maximum monthly cost of insurance rate for the applicable policy year. The "Table of Maximum Monthly Cost of Insurance Rates" is shown on page 4. See "Monthly Cost of Insurance" on page 14.

LEVEL TARGET DEATH BENEFIT RIDER

GIAC deducts the current cost of insurance charge for the Term Rider on each Monthly Date. GIAC bases the monthly cost of insurance charge on its current cost of insurance rates. The current cost of insurance rate will never exceed the maximum monthly cost of insurance rate for the applicable policy year. The "Table of Maximum Monthly Cost of Insurance Rates for Term Coverage" is shown on page 3-R207VUL. See "Rider Cost" on page 1-R207VUL.

GIAC will also deduct the cost of these other riders. See "Monthly Deductions" on page 14.

GUARANTEED COVERAGE RIDER                       [$1.00]           [1 through 45]

ACCIDENTAL DEATH BENEFIT RIDER                  [$6.95]           [1 through 40]

GUARANTEED INSURABILITY OPTION RIDER            [$4.64]           [1 through 11]

DISABILITY BENEFIT RIDER                                          [1 through 30]

The cost of insurance charge for the Disability Benefit Rider is [0.00191] times the specified premium. See "Rider Cost" on page 2-R197VUL.

WAIVER OF MONTHLY DEDUCTIONS RIDER                                [1 through 30]

The cost of insurance charge for the Waiver of Monthly Deductions Rider is [0.19140] times the monthly deduction, divided by 100. See "Rider Cost" on page 2-R196VUL.

TRANSACTION DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

TRANSFERS

The minimum amount which may be transferred from a Variable Investment Option and the Fixed-Rate Option is the lesser of: a) $500; or b) the entire value of that option. GIAC reserves the right to charge $25 for each transfer after the 12th transfer in a policy year. Additional restrictions regarding transfers are described in "Transfers from the Fixed-Rate Option" on page 11.

GIAC will not impose a transfer charge on any amount which is transferred from The Guardian Cash Fund as described in the "Exception" section provided under "Initial Net Premium Allocation Information". This transaction will not count against the 12 free transfers allowed in a policy year.


97-VUL (CONTINUED ON PAGE 3.4)       PAGE 3.3

PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE

      The minimum net partial withdrawal is $500. GIAC reserves the right to limit the number of withdrawals in a policy year to 12. If a partial withdrawal made before the 15th Policy Anniversary results in a reduction in the Face Amount, GIAC will deduct a surrender charge. See "Partial Withdrawals and Surrender" on page 15.


97-VUL (CONTINUED ON PAGE 3.5)       PAGE 3.4

SURRENDER CHARGES PER $1000 OF INSURANCE

      The table below shows surrender charges for the Initial Face Amount. For a detailed description of surrender charges, see "Partial Withdrawals and Surrender" on page 15.

POLICY               SURRENDER
YEAR                    CHARGE
----                    ------

[1                     $15.00
2                       14.00
3                       13.00
4                       12.00
5                       11.00

6                       10.00
7                        9.00
8                        8.00
9                        7.00
10                       6.00

11                       5.00
12                       4.00
13                       3.00
14                       2.00
15                       1.00]

16 and thereafter        0.00


97-VUL                            PAGE 3.5

                TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

Monthly cost of insurance charges are based on current cost of insurance rates. The current cost of insurance rate applicable to the Net Amount at Risk for the Initial Face Amount will never exceed the applicable maximum monthly cost of insurance rate shown below. See "Monthly Cost of Insurance" on Page 14.

INSURED'S     MAXIMUM         INSURED'S   MAXIMUM        INSURED'S    MAXIMUM
ATTAINED      MONTHLY         ATTAINED    MONTHLY        ATTAINED     MONTHLY
AGE              RATE         AGE            RATE        AGE             RATE
---              ----         ---            ----        ---             ----

35            0.05750           60         1.05444         85        12.59987
36            0.14752           61         1.16302         86        13.75325
37            0.15669           62         1.28665         87        14.95279
38            0.16669           63         1.42787         88        16.16464
39            0.17837           64         1.58752         89        17.40526

40            0.19087           65         1.76394         90        18.69215
41            0.20588           66         1.95381         91        20.04733
42            0.22088           67         2.16965         92        21.51567
43            0.23839           68         2.38065         93        23.16008
44            0.25590           69         2.62186         94        25.25984

45            0.27674           70         2.89419         95        28.27411
46            0.29926           71         3.25305         96        33.10677
47            0.32344           72         3.55929         97        41.68475
48            0.34929           73         3.96902         98        58.01259
49            0.37848           74         4.42953         99        83.33333

50            0.40933           75         4.92413
51            0.44603           76         5.45122
52            0.48857           77         6.00585
53            0.53612           78         6.58221
54            0.59118           79         7.19473

55            0.65209           80         7.86724
56            0.71968           81         8.61695
57            0.79146           82         9.46542
58            0.86909           83         10.42336
59            0.95675           84         11.47263


97-VUL (CONTINUED ON PAGE 4.1)       PAGE 4

TABLE OF DEATH BENEFIT FACTORS

Death Benefit Factors are used to calculate the death benefit provided under the
Section 7702 Minimum Death Benefit (see the applicable provisions on page 6).

INSURED'S                     INSURED'S                  INSURED'S
ATTAINED                      ATTAINED                   ATTAINED
AGE            FACTOR         AGE          FACTOR        AGE           FACTOR
---            ------         ---          ------        ---           ------

35              2.50          60            1.30          85            1.05
36              2.50          61            1.28          86            1.05
37              2.50          62            1.26          87            1.05
38              2.50          63            1.24          88            1.05
39              2.50          64            1.22          89            1.05

40              2.50          65            1.20          90            1.05
41              2.43          66            1.19          91            1.04
42              2.36          67            1.18          97            1.03
43              2.29          68            1.17          93            1.02
44              2.22          69            1.16          94            1.01

45              2.15          70            1.15          95            1.00
46              2.09          71            1.13          96            1.00
47              2.03          72            1.11          97            1.00
48              1.97          73            1.09          98            1.00
49              1.91          74            1.07          99            1.00

50              1.85          75            1.05          100           01.00
51              1.78          76            1.05
52              1.71          77            1.05
53              1.64          78            1.05
54              1.57          79            1.05

55              1.50          80            1.05
56              1.46          81            1.05
57              1.42          82            1.05
58              1.38          83            1.05
59              1.34          84            1.05


97-VUL                               PAGE 4.1

                          TABLE OF NET SINGLE PREMIUMS
                 PER $1,000 PROVIDED UNDER DEATH BENEFIT OPTION

Net Single Premiums are used to calculate the death benefit provided under the
Section 7702 Minimum Death Benefit (see the applicable provisions on page 6). The Net Single Premiums shown below are based on the insured's Attained Age, sex and underwriting class. The Net Single Premium on any date during a policy year is based on the values for the Policy Anniversaries immediately preceding and following that date.

INSURED'S         NET         INSURED'S       NET         INSURED'S        NET
ATTAINED       SINGLE         ATTAINED     SINGLE         ATTAINED      SINGLE
AGE           PREMIUM         AGE         PREMIUM         AGE          PREMIUM
---           -------         ---         -------         ---          -------

35            $232.05          60        $514.66            85         $845.01
36             241.06          61         529.04            86          854.08
37             249.35          62         543.56            87          862.65
38             257.89          63         558.18            88          870.80
39             266.70          64         572.86            89          878.67

40             275.77          65         587.55            90          886.43
41             285.12          66         602.23            91          894.22
42             294.73          67         616.89            92          902.24
43             304.63          68         631.53            93          910.77
44             314.80          69         646.14            94          920.10

45             325.26          70         660.71            95          930.49
46             336.00          71         675.20            96          942.01
47             347.02          72         689.35            97          954.56
48             358.33          73         703.46            98          967.80
49             369.94          74         717.24            99          980.64

50             381.85          75         730.62            100       1,000.00
51             394.05          76         743.60
52             406.53          77         756.19
53             419.27          78         768.42
54             432.27          79         780.37

55             445.48          80         792.05
56             458.92          81         803.45
57             472.55          82         814.54
58             486.39          83         825.22
59             500.43          84         835.40


97-VUL                               PAGE 4.1

                                 1. DEFINITIONS

Certain important terms used in this policy are defined below. Additional terms, not explained here, are defined in other parts of this policy.

Age: The insured's age on the birthday nearest the Policy Date. This Age is shown on page 3.

Allocation Options: The Allocation Options consist of the Variable Investment Options and the Fixed-Rate Option.

Attained Age: The insured's Age as shown on page 3, plus the number of policy years completed since the Policy Date.

Basic Policy: This policy, including any attached endorsements and applications, but excluding any additional benefit riders.

Business Day: Each date on which the New York Stock Exchange or its successor is open for trading and GIAC is open for business. GIAC's close of business is 4:00 PM New York City time.

Cash Surrender Value: The Policy Account Value less any surrender charges.

Face Amount: The Initial Face Amount plus any Policy Segments then in force.

Good Order: Notice from the party authorized to initiate a policy transaction under this policy in a format satisfactory to GIAC, including all information required by GIAC to process the requested transaction under this policy.

Initial Face Amount: The Face Amount in force on this policy's Issue Date. The Initial Face Amount may be affected by Face Amount decreases or Death Benefit Option changes.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended, and its related rules and regulations.

Investment Unit: A unit of measure used to determine the value attributable to a Variable Investment Option.

Issue Date: The date this policy is issued at the Executive Office. The Issue Date is shown on page 3.

Loan Collateral Account: An account within GIAC's general account to which values from the Variable Investment Options and the Fixed-Rate Option are transferred when a policy loan is taken.

Monthly Date: The same date of each calendar month as the Policy Date, or the last date of a calendar month, if earlier.

Net Amount at Risk: The amount calculated as:

o the amount of death benefit provided under the Death Benefit Option in force;

o     divided by 1.0032737;

o less the Policy Account Value prior to the monthly deduction for the cost of insurance.

Net Cash Surrender Value: The Cash Surrender Value less any Policy Debt.

Net Premium: The portion of a premium payment which is allocated to the Variable Investment Options or the Fixed- Rate Option. GIAC deducts the premium charge shown on page 3 from each premium payment before allocation.

Planned Premium: The premium the owner designates in the application. The Planned Premium is not required to be paid as elected. However, the sum of any Planned Premiums paid during each of the first two policy years must be equal to or greater than the Minimum Annual Premium shown on page 3. The amount or mode of the Planned Premium may be changed if GIAC receives the owner's written request for such change in Good Order at the Executive Office. GIAC will send a reminder notice for the Planned Premium.

Policy Account Value: The sum of the values which are allocated to the Variable Investment Options, Fixed-Rate Option and the Loan Collateral Account. The unloaned Policy Account Value is the Policy Account Value less the Loan Collateral Account.

Policy Anniversary: The same date of each calendar year as the Policy Date.

Policy Date: The Policy Date is shown on page 3. Policy months, policy years and Policy Anniversaries are measured from the Policy Date.

Policy Debt: All unpaid policy loans, plus accrued and unpaid loan interest.

Policy Segment: The additional coverage provided by an increase in the Face Amount.

Section 7702: The section of the Internal Revenue Code which defines life insurance.

Target Premium: A tabular premium that GIAC uses to determine premium charges.

Variable Investment Options: The investment divisions of The Guardian Separate Account M (Account M).


97-VUL                               Page 5                             {POL NO}

                                2. DEATH PROCEEDS

Death Proceeds

The death proceeds become payable to the beneficiary upon GIAC's receipt at the Executive Office of due proof in Good Order that the insured died while this policy was in force. The death proceeds payable are the sum of the following as of the date of the insured's death:

o the amount of death benefit provided under the Death Benefit Option then in force (see "Death Benefit Options" below); and

o     any insurance on the insured's life provided by additional benefit riders;
less:

o     any Policy Debt; and

o     any due and unpaid monthly deduction as of the policy month of death.

Death Benefit Options

The owner elects the Death Benefit Option in the application.

Option 1 (Level): The amount of death benefit provided under this option until the Policy Anniversary nearest the insured's Attained Age 100 is the greater of:

o     the Face Amount in effect on the date of death; or

o the minimum death benefit required under Section 7702 on the Monthly Date preceding the date of death.

Option 2 (Increasing): The amount of death benefit provided under this option until the Policy Anniversary nearest the insured's Attained Age 100 is the greater of:

o the Face Amount in effect on the date of death plus the Policy Account Value on the Monthly Date preceding the date of death; or

o the minimum death benefit required under Section 7702 on the Monthly Date preceding the date of death.

Any partial withdrawals between the Monthly Date and the date of death will reduce the death benefit under Death Benefit Option 1 or 2 by the amount of the partial withdrawal and any applicable surrender charge.

Upon the Policy Anniversary nearest the insured's Attained Age 100 and thereafter, the death benefit under Death Benefit Options 1 and 2 will equal the Policy Account Value on the date of death.

Section 7702 Minimum Death Benefit

To qualify as life insurance under the Internal Revenue Code, the amount of death benefit provided under Option 1 or Option 2 must equal at least the minimum death benefit required under Section 7702. The amount of death benefit provided under Option 1 or Option 2 always will equal or exceed the minimum death benefit required by the Cash Value Accumulation Test or the Guideline Premium Test under Section 7702, as elected in the application. Once the policy is issued, this election may not be changed. The test which applies to this policy is shown on page 3.

The minimum death benefit required on any Monthly Date is:

o for the Cash Value Accumulation Test, 1,000 times the Policy Account Value on such Monthly Date divided by the Net Single Premium shown on page 4. If the Monthly Date is not a Policy Anniversary, the Net Single Premium is determined by interpolation between policy account values on the Policy Anniversaries before and after such Monthly Date; or

o for the Guideline Premium Test, the Policy Account Value on the Monthly Date multiplied by the factor shown in the Table of Death Benefit Factors on page 4.

Changing the Death Benefit Option

While the insured is living, the owner may change the Death Benefit Option on any date on or after the first Policy Anniversary. GIAC must receive the owner's written request for the change in Good Order at the Executive Office. Any such change will become effective on the date GIAC approves the change, based on the Policy Account Value for the previous Business Day.

GIAC will not permit a change in death benefit option if monthly deductions are then being waived under a waiver of monthly deductions rider.

Changing from Option 1 to Option 2: GIAC requires satisfactory evidence of insurability for this change. GIAC will decrease the Face Amount by the amount of the Policy Account Value on the effective date of change.

The Face Amount is decreased so that the amount of death benefit remains the same on the effective date of change. GIAC will not permit any change from Option 1 to Option 2 if it results in the reduction of the Face Amount below the Minimum Face Amount shown on page 3. GIAC will not deduct a surrender charge from the Policy Account Value for such decrease in Face Amount.

Changing from Option 2 to Option 1: GIAC will increase the Face Amount by the amount of the Policy Account Value on the effective date of change.

The Face Amount is increased so that the amount of the death benefit remains the same on the effective date of change; such increase will not result in a new Policy Segment.


97-VUL                               Page 6

                           3. CHANGING THE FACE AMOUNT

Increases in Face Amount

The owner may request an increase in the Face Amount on the first Policy Anniversary or any subsequent Policy Anniversary up to and including the Policy Anniversary nearest the insured's 70th birthday. GIAC must receive the owner's written request for the increase in Good Order at the Executive Office at least 30 days before a Policy Anniversary. To process an increase in the Face Amount, GIAC requires that:

o     the increase is for at least $10,000; and
o     the insured provides evidence of insurability satisfactory to GIAC.

If GIAC approves the change, the increase will take effect on the Policy Anniversary, provided that the insured is living on that date. The increase will be issued as a separate Policy Segment. Each Policy Segment will have its own:

o     underwriting class;
o     cost of insurance rates;
o     surrender charges;
o     administrative charge; and
o     Target Premiums.

Premium charges will be affected by Policy Segments (see "Determination of Premiums Charges" on page 9).The Guideline Premium Test, if applicable, will also be affected by Policy Segments.

A detailed statement of the method of calculating cost of insurance rates, surrender charges, premium charges, Target Premiums and the Guideline Premium Test has been filed with the insurance department of the state where this policy is delivered.

GIAC will send the owner revised policy pages reflecting any changes caused by an increase in Face Amount.

GIAC will not permit an increase in Face Amount if monthly deductions are then being waived under a waiver of monthly deductions rider.

Decreases in Face Amount

The owner may request a decrease in the Face Amount at any time on or after the first Policy Anniversary. GIAC must receive the owner's written request for the decrease in Good Order at the Executive Office. To process a decrease in the Face Amount, GIAC requires that:

o the insured is living on the date GIAC receives the owner's written request;
o     the amount of the decrease is at least $5,000; and
o the reduced Face Amount may not be less than the Minimum Face Amount shown on page 3.

The decrease will take effect on the Monthly Date coinciding with or next following the date GIAC approves the change. A decrease is applied:

o     first, to reduce the amount provided by the most recent in force Policy
      Segment;
o next, to reduce the next most recent in force Policy Segments, successively;
o     finally, to reduce the Initial Face Amount.

If a surrender charge is applicable, GIAC will deduct surrender charges from the Policy Account Value for a decrease in Face Amount. The amount of surrender charges for this transaction will equal the sum of surrender charges associated with the decrease in the Initial Face Amount and any Policy Segments.

GIAC will deduct any applicable surrender charges for a decrease in Face Amount from the Allocation Options in accordance with "Surrender" on page 16.

GIAC will send the owner revised policy pages reflecting any changes caused by a decrease in Face Amount.

GIAC will not permit a decrease in Face Amount if monthly deductions are then being waived under a waiver of monthly deductions rider.

                            4. OWNER AND BENEFICIARY

Owner

The owner is named in the application or in any later change shown in GIAC's records. While the insured is living and subject to any assignment on file with GIAC, the owner alone has the right to receive all benefits and exercise all rights this policy grants or GIAC allows.

Successor Owner

A numbered sequence may be used to name successor owners. If the owner dies, ownership passes to the next designated successor owner then living. If none is then living, ownership passes to the owner's estate. No successor owner is permitted when the insured and the owner are the same person.


97-VUL                               Page 7                             {POL NO}

Joint Owner

If more than one person is named as owner with no number or the same number, they are joint owners. Except for transfers, any request for a policy transaction or change must be signed by all of the joint owners named in GIAC's records. Unless otherwise provided, if a joint owner dies, ownership passes to the surviving joint owner(s) equally. When the last joint owner dies, ownership passes to that person's estate, unless otherwise provided.

Beneficiary

The beneficiary is named in the application or in any later change shown in GIAC's records. GIAC will pay the death proceeds to the beneficiary, subject to the terms of "Death Proceeds" on page 6. Unless otherwise provided, in order to receive proceeds at the insured's death, a beneficiary must be living on the earlier of:

o the date GIAC receives due proof of the insured's death in Good Order at the Executive Office; or
o     the 15th day after the insured's death.

Unless otherwise provided, if no designated beneficiary is living on such earlier date, the owner or the owner's estate is the beneficiary.

Contingent Beneficiary

A numbered sequence may be used to name contingent beneficiaries. The beneficiary is the living person(s) designated by the lowest number in the sequence.

Concurrent Beneficiary

If more than one person is named as beneficiary with no number or the same number, those persons are concurrent beneficiaries. Shares are equal, unless otherwise specified. If shares are equal, the share of a concurrent beneficiary who predeceases the insured will be shared equally by the surviving concurrent beneficiaries. If unequal shares are specified and a concurrent beneficiary predeceases the insured, the beneficiary of that share will be the owner or the owner's estate.

Change of Owner or Beneficiary

The owner may change the owner or beneficiary by written request in Good Order. The change will take effect as of the date the request is signed, whether or not the insured is living when GIAC receives the request at the Executive Office. However, the change will not apply to any payments made or actions taken by GIAC on or before the date the request is received at the Executive Office.

Assignment

No assignment will bind GIAC unless the original, or a copy, is filed at the Executive Office in Good Order. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the beneficiary. The rights of any owner or beneficiary and the entire contract, as defined in "The Contract" on page 23, will be subject to the assignment. GIAC will rely solely on the assignee's statement as to the amount of the assignee's interest. GIAC will not be responsible for the validity of any assignment. Unless otherwise provided, the assignee may exercise all rights this policy grants except:

o     the right to change the owner or beneficiary;
o     the right to elect a Payment Option; and
o the right to allocate or transfer amounts among the Variable Investment Options and the Fixed-Rate Option.

Assignments are subject to all payments made or actions taken by GIAC on or before the date GIAC receives the assignment at the Executive Office.

                          5. PREMIUMS AND REINSTATEMENT

Premium Payment

The first premium is due on the Issue Date. This premium must be at least one quarter of the Minimum Annual Premium shown on page 3. This policy is in force when the first premium is paid, but not before the Issue Date. After the first premium, all other premiums are payable only at the Executive Office. Upon request, GIAC will give the owner a receipt signed by one of its officers. Premiums may be paid at any time while this policy is in force, subject to GIAC's premium limitations.

Premium Limitations

The Guideline Premium Test under Section 7702 of the Internal Revenue Code limits the relationship of premiums to death benefit in order to qualify this policy as life insurance. If the owner elects the Guideline Premium Test as the method for testing Section 7702 compliance, GIAC will refund to the owner any portion of a premium payment which violates Section 7702 limits with interest at an annual rate of 6% within 60 days of receipt of such premium.

The minimum premium payment GIAC will accept for direct deposit is $100; the minimum premium payment GIAC will accept under a pre-authorized checking plan is $25.


97-VUL                               Page 8

GIAC reserves the right to refuse any premium that would result in an increase in the death proceeds as a result of Section 7702. However, such premium may be accepted if satisfactory evidence of insurability of the insured is submitted to GIAC.

If the Face Amount is decreased, GIAC will monitor premium payments for compliance with Section 7702.

Crediting Payments

When a payment is received at the Executive Office without being identified as a premium payment, such payment will be applied:

o     first, to pay any Policy Debt;
o     then, as a premium payment.

All premium payments will be credited as of the Business Day of receipt in Good Order at the Executive Office.

Determination of Premium Charges

GIAC determines premium charges based on:

o premium payments allocated to the Initial Face Amount and any in force Policy Segments; plus
o the Target Premiums associated with the Initial Face Amount and any in force Policy Segments, as described below:

In any policy year, GIAC will allocate premium payments to the Initial Face Amount, until such payments equal the Target Premium associated with the Initial Face Amount. GIAC will then allocate premium payments sequentially to each in force Policy Segment, if any, until the total premium payments equal the sum of all Target Premiums associated with such segments. Thereafter, GIAC will allocate premium payments to the Initial Face Amount and any in force Policy Segments proportionately based on the Target Premiums. After premium payments are allocated, the premium charge for the Initial Face Amount and any in force Policy Segments will be assessed in accordance with "Premium Charge" on page 3.

No Lapse Guarantee Period

This policy will not lapse as long as the Net Cash Surrender Value is at least equal to the monthly deductions when due. However, provided that the "No Lapse Guarantee Conditions" (as described below) are met, GIAC guarantees that this policy (including any riders) will not lapse during the No Lapse Guarantee Period even if the Net Cash Surrender Value is less than the current monthly deductions. The No Lapse Guarantee Period starts on the Policy Date. The No Lapse Guarantee Period ends on the second Policy Anniversary.

No Lapse Guarantee Conditions

This policy will not lapse during the No Lapse Guarantee Period if the sum of the premiums paid as of the most recent Monthly Date less:

o     the amount of any Policy Debt; and
o the sum of any partial withdrawals and applicable surrender charges is equal to or greater than the Minimum Annual Premium shown on page 3 multiplied by the ratio of (1) to (2) where:

      o (1) is the number of days measured from the Policy Date to the Monthly Date; and
      o     (2) is 365 days per policy year.

If the Face Amount is increased or decreased on or after the first Policy Anniversary, this policy will not lapse if the sum of the premiums paid as of the most recent Monthly Date less:

      o     the amount of any Policy Debt; and
      o the sum of any partial withdrawals and applicable surrender charges is equal to or greater than the Minimum Annual Premium shown on page 3, plus the new Minimum Annual Premium GIAC will provide to the owner multiplied by the ratio of (1) to (2) where:

      o (1) is the number of days measured from the date of the Face Amount increase or decrease to the Monthly Date; and
      o     (2) is 365 days per policy year.

Grace Period

GIAC allows a grace period of 61 days after the Monthly Date that:

      o the Net Cash Surrender Value is less than the current monthly deductions when due; or

      o the Policy Debt exceeds the Cash Surrender Value, and GIAC requires a loan repayment.

If either event occurs, GIAC will mail to the owner, at least 30 days before the end of the grace period, at the owner's last known address, a notice of the required premium or loan repayment to keep this policy in force (see "Repayment" on page 17 for details on the amount required for such loan repayments).


97-VUL                               Page 9                             {POL NO}

If the Net Cash Surrender Value is less than the current monthly deductions, the required premium will equal:

o the amount of the deficency plus one quarter of the Minimum Annual Premium shown on page 3, if the No Lapse Guarantee Period is in effect and the No Lapse Guarantee Period Conditions are not met; or
o the amount of the deficiency plus 3 monthly deductions, if the No Lapse Guarantee Period is not in effect.

This policy remains in force during the grace period. If the required premium or loan repayment is not paid by the end of the grace period, this policy will lapse without value.

Reinstatement

If this policy lapses, it may be eligible for reinstatement within 3 months after the date of default. The reinstatement will not take effect until GIAC:

o     approves the application for reinstatement; and
o     receives payment of all amounts due, as described below.

The requirements for reinstatement are:

o     written application received at the Executive Office in Good Order;
o     evidence of insurability satisfactory to GIAC;
o payment or reinstatement of any outstanding Policy Debt as of the date of default with interest at the loan interest rate then in effect from the date of default to the date of reinstatement (see "Policy Loans" on page
      16);
o     the insured must be living on the date the reinstatement takes effect;
o payment of any unpaid monthly deductions on the date of default with interest at an annual rate of 6% from the date of default to the date of reinstatement; and
o payment of an amount equal to the greater of 3 monthly deductions or an amount that provides a positive Net Cash Surrender Value.

The date of reinstatement will be the date GIAC approves the reinstatement. The surrender charges on the date of reinstatement will not be greater than the surrender charges on the date of default. The owner will be notified of the surrender charges to be applicable upon reinstatement.

If this policy lapsed during the first two policy years, the No Lapse Guarantee Period will not be reinstated.

This policy will not be reinstated if it was previously surrendered for its Net Cash Surrender Value.

                          6. ALLOCATIONS AND TRANSFERS

Allocation of Net Premiums

On the Issue Date, GIAC will allocate any Net Premiums received prior to the Issue Date to the Allocation Options in accordance with the allocation percentages then in effect and the limitations specified on page 3. After the Issue Date, the owner may allocate all or part of a Net Premium to the Allocation Options, subject to the limitations specified on page 3, in accordance with the allocation percentages in effect on the date GIAC applies the Net Premium (see "Crediting Payments" on page 9). GIAC reserves the right to limit the number of options in which the Policy Account Value may be invested; the maximum number of Allocation Options in which the Policy Account Value may be invested is shown on page 3. All allocation percentages must be in whole numbers; no fractional percentages are permitted. The sum of the percentages allocated among the options must equal 100.

The allocation percentages in effect on the Issue Date are those designated in the application; they are shown on page 3. The owner may subsequently change these allocation percentages. GIAC will change the allocation percentages upon receipt of the owner's written request at the Executive Office in Good Order. Any allocation change:

o will apply to all Net Premiums received on or after the Business Day on which GIAC receives the request at the Executive Office; and
o will not apply to amounts attributable to the unloaned Policy Account Value on or prior to the date GIAC receives the request at the Executive Office in Good Order.

Transfers

The owner may transfer all or a portion of the unloaned Policy Account Value among the Variable Investment Options and the Fixed-Rate Option, subject to the conditions and restrictions described below.

o GIAC must receive the owner's proper request for transfer in Good Order at the Executive Office.
o The minimum amount which may be transferred from a Variable Investment Option or the Fixed-Rate Option is the lesser of the amount shown on page 3 or the entire value of that option.


97-VUL                              Page 10

o GIAC reserves the right to charge for each transfer, after the twelfth transfer in a policy year. The amount of the transfer charge is shown on page 3. GIAC will deduct any transfer charge from the options from which the amounts are transferred. However, a transfer charge will not be assessed for certain transactions as described elsewhere in this policy.
o The Policy Account Value may be invested in no more than the maximum number of Allocation Options specified on page 3.

Transfers Among the Variable Investment Options or into the Fixed-Rate Option

o Any transfer among the Variable Investment Options or into the Fixed-Rate Option will be effective as of the Business Day on which GIAC receives the request in Good Order at the Executive Office.
o GIAC reserves the right to limit transfers among the Variable Investment Options or into the Fixed-Rate Option to once every 30 days.

Transfers from the Fixed-Rate Option

GIAC permits transfers from the Fixed-Rate Option into one or more of the Variable Investment Options only once each year on or within 30 days after a Policy Anniversary. Amounts first allocated or transferred to the Fixed-Rate Option will be the first amounts transferred from this option. The maximum amount that may be transferred from the Fixed-Rate Option each policy year is the greater of:

o 33 1/3% of the Policy Account Value attributable to the Fixed-Rate Option on the Policy Anniversary; or
o     $2500.

Transfers from the Fixed-Rate Option will be effective:

o as of the Policy Anniversary, if GIAC receives the owner's transfer request at the Executive Office on or within 30 days prior to that Anniversary; or
o as of the Business Day on which GIAC receives the owner's transfer request at the Executive Office, if such request is received within 30 days after a Policy Anniversary.

GIAC will not process any request for transfer from the Fixed-Rate Option which is received on any other date.

Dollar Cost Averaging Transfer Option

The owner may make monthly transfers under the Dollar Cost Averaging Transfer Option if a portion of the Policy Account Value is attributable to The Guardian Cash Fund Variable Investment Option.

Under this option, an amount specified by the owner automatically will be transferred from The Guardian Cash Fund on a Monthly Date and into one or more of the other Variable Investment Options or into the Fixed-Rate Option, as elected by the owner. The minimum amount which may be transferred into each option is $100 per transfer.

The selected duration of monthly transfers from The Guardian Cash Fund must be at least 12 months.

The following conditions apply to the Dollar Cost Averaging Transfer Option:

o GIAC must receive the owner's written election of this option in Good Order at the Executive Office at least 3 Business Days before the Monthly Date on which such monthly transfers are to begin; and
o the selected transfer amount multiplied by the selected duration may not exceed the portion of the Policy Account Value attributable to The Guardian Cash Fund on the date this option is elected.

The Dollar Cost Averaging Transfer Option will terminate if:

o GIAC receives the owner's written request for cancellation in Good Order at the Executive Office at least 3 Business Days before the Monthly Date on which a transfer would normally occur; or
o the portion of the Policy Account Value attributable to The Guardian Cash Fund is less than the amount designated for transfer on a Monthly Date. GIAC automatically will transfer the portion of the Policy Account Value remaining in The Guardian Cash Fund on a pro-rata basis into the other Variable Investment Options or into the Fixed-Rate Option, in accordance with the owner's then current Dollar Cost Averaging transfer instructions.

The owner may change the transfer instructions under this option or reinstate this option if it has terminated. GIAC must receive the owner's written request in Good Order at the Executive Office at least 3 Business Days before the Monthly Date on which the change or such reinstatement would take effect. The portion of the Policy Account Value attributable to The Guardian Cash Fund must be an amount equal to the selected monthly transfer multiplied by the selected duration on the date this option is reinstated.


97-VUL                              Page 11                             {POL NO}

                             7. THE SEPARATE ACCOUNT

The Guardian Separate Account M

The Variable Investment Options under this policy are funded by The Guardian Separate Account M (Account M). Account M is a separate investment account established by GIAC under the laws of the state of Delaware. Account M is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940 Act).

Account M is treated as a division of GIAC and is used to provide values and benefits for variable life insurance policies only. GIAC owns the assets in Account M. The assets in Account M are kept separate from:

o     GIAC's general account; and
o     GIAC's other separate accounts.

Assets equal to the reserves and contract liabilities of Account M will not be charged with liabilities that arise from any other business GIAC may conduct. GIAC may transfer assets in excess of the reserves and contract liabilities of Account M to its general account. Income and realized and unrealized gains and losses from assets in each Variable Investment Option in Account M are credited to or charged against such Variable Investment Option without regard to income and realized and unrealized gains or losses in Account M's other Variable Investment Options or in GIAC's general account, or other separate accounts. The valuation of all assets in Account M will be determined in accordance with all applicable laws and regulations.

Investment Divisions

Account M consists of several investment divisions or Variable Investment Options. Each investment division of Account M invests in shares of a mutual fund. Each mutual fund is managed by an investment adviser registered under the Investment Advisers Act of 1940. The investment divisions available on the Issue Date are listed in the then current prospectus for Account M as it relates to this policy. Each mutual fund is more fully described in a separate prospectus. Any investment adviser's fee, if applicable, is described in the appropriate prospectus.

Rights Reserved

GIAC reserves the right to take certain actions which it deems:

o     necessary to serve the best interests of the owner and beneficiary; and
o     appropriate to carry out the purposes of this policy.

GIAC will exercise its reserved rights only when permitted by applicable law. When required by law, GIAC will obtain approval by the owner, the SEC, and any appropriate regulatory authority. Examples of the actions GIAC may take include:

o     deregistering Account M under the 1940 Act;
o operating Account M in any form permitted under the 1940 Act, or in any other form permitted by law;
o taking any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;
o     transferring any assets in an investment division:
      o     into another investment division; or
      o     into one or more separate accounts; or
      o     into GIAC's general account;
o     adding, combining or removing investment divisions in Account M;
o substituting, for the mutual fund shares held in any investment division, the shares of another class issued by such mutual fund or the shares of another investment company or any other investment permitted by law;
o changing the way GIAC deducts or collects charges under a policy, but without increasing the charges unless and to the extent permitted by other provisions of this policy;
o modifying this policy as necessary to ensure that it continues to qualify as life insurance under Section 7702;
o making any other necessary technical changes in this policy in order to conform with any action this provision permits GIAC to take;
o adding to, eliminating, or suspending the owner's ability to allocate Net Premiums or transfer unloaned Policy Account Value amounts into any Variable Investment Option or into the Fixed-Rate Option.

GIAC will notify the owner if any of these changes result in a material change in the underlying investments of an investment division of Account M to which any part of the Policy Account Value is allocated. Details of any such change will be filed with any regulatory authority where required and will be subject to any required approval.

If the owner objects to the material change and a portion of the Policy Account Value is attributable to the affected investment division, then GIAC will transfer that value into:

o     another investment division; or
o     the Fixed-Rate Option.

To effect such transfer, GIAC must receive the owner's written request in Good Order at the Executive Office within 60 days of the postmarked notice of material change. GIAC will not deduct a transfer charge for this transaction.

                            8. THE FIXED-RATE OPTION

The Fixed-Rate Option is funded by GIAC's general account. The owner may:

o     allocate all or part of any Net Premiums to the Fixed- Rate Option; or

o transfer all or part of the Policy Account Value attributable to the Variable Investment Options into the Fixed-Rate Option (for restrictions on transfers from the Fixed-Rate Option, see "Transfers from the Fixed-Rate Option" on page 11).

GIAC will credit interest on all amounts allocated or transferred to the Fixed-Rate Option. Interest will accrue daily at a minimum guaranteed effective annual rate of 4%. GIAC may declare interest rates greater than 4% at its discretion. Amounts allocated or transferred to the Fixed-Rate Option are credited with a fixed rate of interest which is guaranteed from the date of allocation or transfer until the next Policy Anniversary. On each Policy Anniversary, GIAC will credit interest on all amounts held in the Fixed- Rate Option at the interest rate then in effect. Such rate will remain in effect for such amounts until the next Policy Anniversary. The annual statement to the owner shows the interest rate in effect on a Policy Anniversary if a portion of the Policy Account Value is then attributable to the Fixed-Rate Option. GIAC will provide the interest rate in effect on any other date upon request.

                             9. POLICY ACCOUNT VALUE

The Policy Account Value is the sum of the values attributable to this policy which are allocated to the Variable Investment Options, the Fixed-Rate Option, and the Loan Collateral Account.

Each Variable Investment Option has two different Investment Units (and Unit Values). One Investment Unit applies during the first 20 policy years, and the other applies when the policy is in force for more than 20 policy years.

The portion of the Policy Account Value attributable to a Variable Investment Option equals:

o the number of Investment Units attributable to this policy which are in that Variable Investment Option;

multiplied by:

o the applicable Investment Unit value for that Variable Investment Option, depending on the policy duration.

The portion of the Policy Account Value attributable to the Fixed-Rate Option and the Loan Collateral Account, if any, is expressed as a dollar amount.

Investment Units

Amounts allocated, transferred or added to a Variable Investment Option are used to purchase Investment Units. Investment Units are redeemed and cancelled when amounts are deducted, withdrawn or transferred from a Variable Investment Option. GIAC determines the number of Investment Units purchased or redeemed in a Variable Investment Option by dividing the dollar amount of the transaction by the Investment Unit value for that Variable Investment Option on the date of the transaction.

On the 20th Policy Anniversary, GIAC will do the following for each Variable Investment Option to which the Policy Account Value is allocated:

o     (1) Redeem all Investment Units; and
o     (2) Purchase new Investment Units with the proceeds.

Investment Unit Value

GIAC determines two Investment Unit values for each Variable Investment Option for every day of the calendar year; one applies for the first 20 policy years, and the other applies thereafter. The Investment Unit value for any day is (a) multiplied by (b), where:

o     (a) is the Investment Unit value for the immediately preceding day; and
o (b) is the net investment factor, as described below, for the current date.

Net Investment Factor

On any Business Day, the net investment factor for a Variable Investment Option is determined by dividing the sum of (a) and (b) by (c), and subtracting (d) from the result, where:

o (a) is the net asset value per share of the Variable Investment Option's corresponding mutual fund at the close of the current Business Day;
o (b) is the per share amount of any dividends or capital gains distributed by the mutual fund on the current Business Day;
o (c) is the net asset value per share of such mutual fund at the close of the Business Day immediately preceding the current Business Day;


97-VUL                              Page 13                             {POL NO}

(d) is the sum of the daily charges GIAC deducts from the Variable Investment Options for:

o the mortality and expense risks assumed by GIAC. During the first 20 policy years, the daily deduction for mortality and expense risks equals .00002477, or the equivalent charge of .90% annually; thereafter, the charge will equal .00001649, or the equivalent charge of .60% annually, and
o     any federal, state or local taxes.

On any day that is not a Business Day, the net investment factor for a Variable Investment Option is determined by subtracting the sum of the daily charges in
(d) from 1.0.

Monthly Deductions

On each Monthly Date, GIAC will make deductions from the Variable Investment Options and the Fixed-Rate Option in proportion to the portion of the Policy Account Value attributable to each option. The total amount deducted from the options for a policy month is the sum of:

o     the monthly administrative charge as shown on page 3;
o     the monthly cost of insurance charge; and
o     the monthly costs for any riders.

GIAC will not make monthly deductions on or after the Policy Anniversary nearest the insured's Attained Age 100.

Monthly Cost of Insurance

The monthly cost of insurance charge on each Monthly Date equals the sum of the products of (a) and (b), where:

o (a) is the applicable cost of insurance rate in effect for the Initial Face Amount and each in force Policy Segment on that Monthly Date; and
o (b) is the Net Amount at Risk applicable to the Initial Face Amount and each in force Policy Segment on that Monthly Date, divided by 1,000.

The monthly cost of insurance charge is calculated after the monthly deductions for the administrative charge and the cost for any additional benefit riders.

When the Net Amount at Risk is determined, the Policy Account Value will be allocated first to the Initial Face Amount; any excess will be then allocated to any in force Policy Segments in the order they took effect. If the Death Benefit is increased due to Section 7702, such increase will be allocated to the Initial Face Amount.

Monthly cost of insurance rates applicable to the Net Amount at Risk for the Initial Face Amount and any Policy Segments are based on the insured's underwriting class, current Face Amount, Attained Age and sex. GIAC has the right to change the monthly cost of insurance rates; however, these rates will never exceed the maximum monthly cost of insurance rates shown in the table on page 4 for the appropriate underwriting class. Any such change will be on a uniform basis for insureds who have the same:

o     underwriting class;
o     Attained Age; and
o     sex.

Any change in the monthly cost of insurance rates will be based on changes in future expectations for:

o     mortality;
o     expenses;
o     persistency;
o     federal income taxes;
o     state or local premium taxes; and
o     GIAC's investment earnings.

Changes in the monthly cost of insurance rates:

o     will be determined only prospectively;
o     will not occur because of a deterioration in the insured's health;
o     will not be made so GIAC may recoup any prior losses;
o     will apply to all policies that are issued on this form; and
o will comply with the procedures and standards on file with the insurance department for the jurisdiction where this policy is delivered.

Transaction Deductions

GIAC also will make the following transaction deductions from the Variable Investment Options and the Fixed-Rate Option, as applicable:

o surrender charges (see "Partial Withdrawals and "Surrender" on page 15 for a description of when surrender charges are calculated); and
o     any applicable transfer charge (see "Transfers" on page 3).

GIAC will make surrender charge deductions in accordance with "Partial Withdrawals and Surrender" on page 15. GIAC will deduct transfer charges from the options from which amounts were transferred.


97-VUL                              Page 14

Continuation of Insurance

This policy will stay in force, even if the owner stops paying premiums, as long as the Net Cash Surrender Value is at least equal to the monthly deductions.

If the Net Cash Surrender Value is less than the current monthly deductions, the Grace Period provision on page 9 will apply.

                      10. PARTIAL WITHDRAWALS AND SURRENDER

Partial Withdrawals

After the first policy year and while the insured is living, the owner may request a partial withdrawal of the Net Cash Surrender Value, subject to the conditions described below. All partial withdrawals will reduce the Policy Account Value and the death proceeds by the amount of the partial withdrawal; only the portion of a partial withdrawal which exceeds the amount eligible for a free partial withdrawal, as described below, will be subject to any applicable surrender charges.

GIAC will calculate the amount eligible for a free partial withdrawal on the date it receives the owner's written request for a partial withdrawal as follows:

Under the Cash Value Accumulation Test, the amount of a free partial withdrawal will equal the excess, if any, of (a) over (b) where:

o     (a) equals the Policy Account Value; and
o (b) equals the Face Amount multiplied by the applicable Net Single Premium shown on page 4. If the date GIAC receives the request for a partial withdrawal is not a Policy Anniversary, the Net Single Premium is determined by the interpolation between Net Single Premiums on the Policy Anniversaries before and after such date.

Under the Guideline Premium Test, the amount of a free partial withdrawal will equal the excess, if any, of (a) over (b) where:

o     (a) equals the Policy Account Value; and
o (b) equals the Face Amount, divided by the applicable Death Benefit Factor shown on page 4.

Any portion of a partial withdrawal in excess of a free partial withdrawal will reduce the Face Amount. The Face Amount will be reduced by that amount of the partial withdrawal and surrender charge (if a surrender charge is applicable at the time of such withdrawal).

A partial withdrawal and surrender charge, if applicable, will take effect as of the Business Day on which GIAC receives the owner's request for the partial withdrawal. GIAC will send the owner revised policy pages reflecting any reduction in benefits and values due to a partial withdrawal and surrender charge, if applicable. The conditions for taking a partial withdrawal are as follows:

o GIAC must receive the owner's written request in Good Order at the Executive Office;
o the partial withdrawal must be at least the amount of the minimum partial withdrawal shown on page 3;
o if Death Benefit Option 1 is in effect, the Face Amount remaining after any reduction, as specified above, may not be less than the Minimum Face Amount shown on page 3; and
o the Net Cash Surrender Value after a partial withdrawal must be sufficient to cover 3 monthly deductions.

GIAC reserves the right to limit the number of partial withdrawals to 12 a policy year.

The amount GIAC will deduct from the Variable Investment Options and the Fixed-Rate Option for a partial withdrawal will be the sum of:

o     the amount requested; and
o a surrender charge, adjusted to the date of the partial withdrawal (if such withdrawal results in a decrease in the Face Amount, as specified above). The surrender charge will be calculated as described in "Decreases in Face Amount" on page 7.

GIAC will not process any request for a partial withdrawal which exceeds the amount available.

GIAC will first deduct the amount of any partial withdrawal and any applicable surrender charge from the the Policy Account Value attributable to the Variable Investment Options specified in the owner's request for the partial withdrawal. If the sum of the partial withdrawal and any applicable surrender charge exceeds the Policy Account Value attributable to the Variable Investment Options requested by the owner, GIAC will deduct the excess amount proportionately from the Policy Account Value attributable to the other Variable Investment Options and then the Fixed-Rate Option.


97-VUL                              Page 15                             {POL NO}

If the owner does not specify the Allocation Options from which the partial withdrawal and any applicable surrender charges are to be deducted, the amount of any partial withdrawal and any applicable surrender charge first will be deducted from the Variable Investment Options in proportion to the portion of the Policy Account Value attributable to each Variable Investment Option. The sum of a partial withdrawal and any applicable surrender charge which exceeds the Policy Account Value attributable to the Variable Investment Options then will be deducted from the Fixed-Rate Option.

Surrender

The owner may surrender this policy for its Net Cash Surrender Value if GIAC receives this policy and written request in Good Order at the Executive Office. The surrender will take effect as of the Business Day on which GIAC receives the written request. Upon surrender, this policy will terminate and all insurance under this policy will end.

If a surrender charge period is applicable, GIAC will deduct surrender charges if:

o     this policy is surrendered for its Net Cash Surrender Value; or

o a partial withdrawal reduces the Face Amount, as described in "Partial Withdrawals" on page 15; or

o the Face Amount is decreased, as described in "Decreases in Face Amount" on page 7.

The Surrender Charge Table applicable to the Initial Face Amount is shown on page 3. Total surrender charges under this policy will equal the sum of the surrender charges for the Initial Face Amount and any in force Policy Segments.

Surrender charges will be adjusted following an increase or decrease in Face Amount, unless such increase or decrease is due to a change in Death Benefit Option. The owner will be notified of the new surrender charges. The new surrender charges will take effect on the effective date of the increase or decrease in Face Amount.

Each increase in Face Amount will result in additional surrender charges. A detailed statement of the surrender charge calculation has been filed with the insurance department of the state in which this policy is delivered.

Each decrease in Face Amount will result in reduced future surrender charges. The reduction in surrender charges will be based on the reduced Face Amount as described in "Decreases in Face Amount" on page 7.

Surrender charges applicable to a policy surrender or decrease in Face Amount first will be deducted from the Variable Investment Options in proportion to the portion of the Policy Account Value attributable to each Variable Investment Option. Surrender charges in excess of the portion of the Policy Account Value attributable to the Variable Investment Options then will be deducted from the Fixed-Rate Option.

                                11. POLICY LOANS

The owner may obtain a policy loan at any time if:

o     the insured is living; and
o     GIAC receives the owner's written request in Good Order at the Executive
      Office.

This policy must be assigned to GIAC; this is the only security needed. The policy loan will take effect as of the Business Day on which GIAC receives the written request.

Loan Value

The loan value is the maximum amount the owner may borrow on this policy. The loan value on any date is:

o     90% of the Cash Surrender Value on that date; less
o     the amount of any Policy Debt on that date.

The minimum loan amount is shown on page 3.

Loan Interest

Loan interest accrues daily at an effective yearly rate of 8% payable in arrears. However, beginning on the date shown on page 3, loans bear interest at a rate of 5%, payable in arrears. This interest is payable on each Policy Anniversary. Any accrued and unpaid interest as of the Policy Anniversary:

o will be capitalized and added to the outstanding policy loan and will be charged interest at the same rate; and
o will cause an amount to be transferred into the Loan Collateral Account so that the Loan Collateral Account will be equal to the Policy Debt as of the Policy Anniversary. Such amount will be transferred into the Loan Collateral Account from the Variable Investment Options and the Fixed-Rate Option in the manner described in "Loan Collateral Account".


97-VUL                              Page 16

See "Repayment" below for interest on the due date of the loan repayments.

Loan Collateral Account

When the owner takes a policy loan, GIAC transfers an amount equal to the policy loan from the Variable Investment Options and the Fixed-Rate Option into a Loan Collateral Account within GIAC's general account. The loan amount remains in the Loan Collateral Account until the loan is repaid. Amounts transferred from the Variable Investment Options into the Loan Collateral Account no longer share in the investment experience of the options from which they were transferred. Amounts transferred from the Fixed-Rate Option no longer earn the rate of interest which applied to the Fixed-Rate Option.

The amount of a loan will first be transferred from the Variable Investment Options in proportion to the portion of the Policy Account Value attributable to each Variable Investment Option. The portion of a loan which exceeds the Policy Account Value in the Variable Investment Options will then be transferred from the Fixed-Rate Option.

Amounts in the Loan Collateral Account earn interest from the date of the transfer at a minimum effective yearly rate of 2% less than the loan interest rate then in effect.

Repayment

Except for required loan repayments, any outstanding Policy Debt may be repaid at any time before the insured's death while this policy is in force. The minimum loan repayment amount is shown on page 3.

GIAC will require a loan repayment when the Policy Debt exceeds the Cash Surrender Value. GIAC will notify the owner if a loan repayment is required. The notice will specify the amount and due date of any required loan repayment (see "Grace Period" on page 9 for the due date of a required loan repayment). The amount of the required loan repayment will be the sum of:

o the amount by which the Policy Debt exceeds the Cash Surrender Value on the Monthly Date that GIAC identified the shortfall; and
o     10% of the Cash Surrender Value on the same Monthly Date.

The required loan repayment will be credited as of the Business Day on which GIAC receives the repayment in Good Order at the Executive Office. If a required loan repayment is not paid by its due date, this policy will lapse without value.

GIAC will transfer from the Loan Collateral Account the amount of any loan repayment less a proportional amount of accrued loan interest, plus a proportional amount of accrued Loan Collateral Account interest as follows:

o first, into the Fixed-Rate Option, if any policy loan was taken from this option; and
o second, into the Variable Investment Options and the Fixed-Rate Option, in accordance with the allocation percentages in effect on the date of the repayment.

Any outstanding Policy Debt may also be repaid within 60 days after the insured's death if:

o the death proceeds of this policy have not been paid in one sum or applied under a payment option; or
o     the policy is in force or was in force on the date of the insured's death.

Any Policy Debt not repaid upon the insured's death will be deducted from the death proceeds.

                             12. EXCHANGE OF POLICY

The owner may exchange this policy for a new fixed- benefit policy on the life of the insured within 24 months of this policy's Issue Date; evidence of insurability will not be required. The values under the new policy will not be available for allocation to the Variable Investment Options or the Fixed-Rate Option. This exchange is subject to the following conditions:

o     GIAC must receive written request at the Executive Office in Good Order;
o this policy must be in force with all due monthly deductions paid to the exchange date, as defined below;
o     this policy must be surrendered to GIAC;
o the exchange cost, if any, must be paid to the issuing company (see "Exchange Cost or Credit" on page 18);
o     any outstanding Policy Debt must be paid to GIAC;
o the new policy will be an annual premium whole life plan then being issued by GIAC or its affiliate. GIAC's affiliate is The Guardian Life Insurance Company of America;
o     the new policy will have the same Policy Date as this policy;


97-VUL                              Page 17                             {POL NO}

o the face amount of the new policy will be the Face Amount in effect on the exchange date;
o the new policy's premium class will be based on the premium classes made available by the issuing company and will be comparable to the underwriting class of the most recent in force Policy Segment of this policy; however, it will be subject to any face amount limitations then in effect;
o premiums for the new policy will be based on the published rates of the issuing company on the exchange date. The premiums will depend on the new policy's plan, face amount and premium class, and the insured's Age and sex;
o the contestable and suicide periods for the new policy will be measured from the Issue Date of this policy. If this policy has been reinstated, the contestable period for the new policy will be measured from the reinstatement date; and
o     the new policy will be subject to any existing assignment of this policy.

Riders

Additional benefit riders will be available on the new policy only with the issuing company's receipt of satisfactory evidence of insurability. All riders on the new policy will be subject to the issuing company's rules on the exchange date.

Exchange Cost or Credit

In some cases, there may be an exchange cost or credit, depending on the amount applied to the new policy. The amount applied to the new policy is the greater of (1) or (2) where:

o (1) is the cumulative premiums for the new policy with an annual interest rate of 6%, less the cumulative Net Premiums for this policy with an annual interest rate of 6%;
o (2) is the cash value of the new policy, less this policy's Cash Surrender Value on the exchange date. The cash value will depend on the new policy's face amount, premium class, and the insured's Age and sex on the Policy Date.

If this amount is less than zero, the issuing company will pay an exchange credit to the owner. If this amount is greater than zero, the owner must pay the exchange cost to the issuing company.

Exchange Date

The exchange date is the Issue Date of the new policy. This date is the later of:

o the Business Day GIAC receives the owner's written request for exchange in Good Order and this policy at the Executive Office; or
o the Business Day the issuing company receives any exchange cost payable by the owner.


97-VUL                              Page 18

                               13. PAYMENT OPTIONS

Payment of Proceeds

The proceeds of this policy will be paid in one sum, unless otherwise provided. All or part of this sum may be applied under any payment option described below or in any other manner GIAC approves. The payee under any payment option must be a natural person.

Election of Payment Options

During the insured's lifetime, the owner may choose any option for payment of the death proceeds. If no election is in force when the proceeds become payable, the payee may make an election subject to the following conditions:

o for death proceeds, election must be made within one year after the insured's death;
o for other proceeds, election must be made within 60 days after the proceeds become payable.

The owner may appoint a secondary payee to receive any payments remaining after the death of the payee. Upon the death of any payee receiving payments under an option, the remaining payments will be continued to the secondary payee or paid in one sum as described in "Termination" on page 20, whichever is elected.

Any election must be in a written form satisfactory to GIAC.

Options Available

o Option 1 - Proceeds Left at Interest: GIAC will hold the proceeds, making monthly interest payments. The yearly guaranteed interest rate is 3%.
o Option 2 - Payments of a Specified Amount: GIAC will make monthly payments of a specified amount until the proceeds and interest are fully paid. The total amount paid each year must be at least 10% of the original proceeds. Interest will be added to the proceeds each year; the yearly guaranteed interest rate is 3%.
o Option 3 - Payments for a Specified Period: GIAC will make monthly payments for the number of years elected. The guaranteed monthly payments shown in the Option 3 table on page 20 include interest at 3% per year.
o Option 4 - Life Income with 10 Years Guaranteed: GIAC will make monthly payments for 10 years and for the remaining lifetime of the person on whose life the option is based. The guaranteed monthly payments shown in the Option 4 table on page 21 include interest at 3% per year.
o Option 5 - Refund Life Income: GIAC will make monthly payments until the total amount paid equals the proceeds settled, and for the remaining lifetime of the person on whose life the option is based. The guaranteed monthly payments shown in the Option 5 table on page 21 include interest at 3% per year.
o Option 6 - Joint and Survivor Income with 10 Years Guaranteed: GIAC will make monthly payments for 10 years and for the remaining lifetime of either of the two persons on whose lives the option is based. The guaranteed monthly payments shown in the Option 6 table on page 22 include interest at 3% per year.

The Payment Option Tables for options 4, 5 and 6 are based on the Annuity 2000 Mortality Tables (male and female), projected 20 years to the year 2020 by:

o     100% of male Scale G factors for males;
o     50% of female Scale G factors for females.

Payment Provisions

o     At least $5,000 must be applied under each option selected.
o     Each periodic payment must be at least $50.
o The effective date of any option is the date the proceeds become payable. This date is the option date. Death proceeds are payable as of the date of the insured's death.
o After an option becomes effective, it cannot be terminated for payment in one sum, unless otherwise provided.
o The first payment under Option 1 is due one month after the option date. The first payment under Option 2, 3, 4, 5, or 6 is due on the option date.
o GIAC requires satisfactory proof of age of any person on whose life the option is based before any payment is made.
o Under Option 4, 5, or 6, the present value of future benefits may not be withdrawn.


97-VUL                              Page 19                             {POL NO}

Termination

Upon termination of an option,the amount payable is:

o     Under Option 1 or 2, any unpaid proceeds with any accrued interest.
o Under Option 3, the present value on the basis of 3% yearly compound interest of any unpaid payments for the specified period.
o Under Option 4, 5, or 6, the present value of any unpaid payments for the guaranteed period. This present value is derived using the interest rate which was used in computing the actual monthly payment.

                              PAYMENT OPTION TABLES

                   OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

                           GUARANTEED MONTHLY PAYMENT
                           FOR EACH $1000 OF PROCEEDS

--------------------------------------------------------------------------------
     Years             1         2         3         4         5         6

    Amount        $   84.47     42.86     28.99     22.06     17.91     15.14

     Years             7         8         9         10        11        12

    Amount        $   13.16     11.68     10.53      9.61      8.86      8.24

     Years             13        14        15        16        17        18

    Amount        $    7.71      7.26      6.87      6.53      6.23      5.96

     Years             19        20        21        22        23        24

    Amount        $    5.73      5.51      5.32      5.15      4.99      4.84

     Years             25        26        27        28        29        30

    Amount        $    4.71      4.59      4.47      4.37      4.27      4.18
--------------------------------------------------------------------------------


97-VUL                              Page 20

     OPTIONS 4 AND 5 - GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS

        Option 4*         Option 5*                Option 4*          Option 5*
Age   Male   Female    Male    Female     Age    Male    Female     Male  Female

20    2.93    2.89     2.92     2.88      54     4.13     3.96      4.01   3.88
21    2.95    2.90     2.94     2.89      55     4.20     4.03      4.07   3.94
22    2.97    2.92     2.95     2.91      56     4.27     4.10      4.13   4.00
23    2.98    2.93     2.97     2.92      57     4.35     4.17      4.20   4.06
24    3.00    2.95     2.99     2.94      58     4.43     4.24      4.27   4.13
25    3.02    2.96     3.00     2.95      59     4.52     4.32      4.34   4.20
26    3.04    2.98     3.02     2.97      60     4.61     4.41      4.42   4.27
27    3.06    3.00     3.04     2.99      61     4.71     4.50      4.50   4.35
28    3.08    3.02     3.06     3.01      62     4.81     4.59      4.59   4.43
29    3.10    3.04     3.08     3.03      63     4.92     4.69      4.68   4.52

30    3.12    3.06     3.10     3.05      64     5.03     4.80      4.77   4.61
31    3.15    3.08     3.13     3.07      65     5.15     4.91      4.87   4.70
32    3.17    3.10     3.15     3.09      66     5.28     5.03      4.97   4.81
33    3.20    3.12     3.17     3.11      67     5.41     5.16      5.08   4.91
34    3.22    3.15     3.20     3.13      68     5.54     5.29      5.20   5.03
35    3.25    3.17     3.23     3.16      69     5.68     5.43      5.32   5.15
36    3.28    3.20     3.25     3.18      70     5.83     5.57      5.44   5.27
37    3.31    3.23     3.28     3.21      71     5.98     5.73      5.58   5.41
38    3.35    3.26     3.31     3.24      72     6.14     5.89      5.72   5.55
39    3.38    3.29     3.34     3.26      73     6.30     6.06      5.86   5.70

40    3.42    3.32     3.38     3.29      74     6.46     6.24      6.02   5.86
41    3.45    3.35     3.41     3.32      75     6.63     6.42      6.18   6.03
42    3.49    3.39     3.44     3.36      76     6.80     6.61      6.35   6.20
43    3.53    3.42     3.48     3.39      77     6.97     6.81      6.53   6.39
44    3.58    3.46     3.52     3.43      78     7.15     7.00      6.72   6.59
45    3.62    3.50     3.56     3.46      79     7.33     7.20      6.92   6.80
46    3.67    3.54     3.60     3.50      80     7.51     7.40      7.13   7.03
47    3.72    3.59     3.64     3.54      81     7.68     7.60      7.35   7.26
48    3.77    3.63     3.69     3.58      82     7.86     7.80      7.59   7.52
49    3.82    3.68     3.74     3.63      83     8.03     7.99      7.83   7.78

50    3.87    3.73     3.79     3.67      84     8.19     8.17      8.09   8.06
51    3.93    3.79     3.84     3.72      85     8.35     8.34      8.37   8.35
52    3.99    3.84     3.89     3.77    & over
53    4.06    3.90     3.95     3.82


* Amount payable unless option is irrevocably elected before insured's death to be automatically effective for death proceeds. If option is elected before insured's death, add 2 years to annuitant's age at all ages.

+ Guaranteed monthly payments for any ages not shown will be furnished upon request.


97-VUL                              Page 21                             {POL NO}

         OPTION 6-GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS+

Female                                               Male Age
  Age       50      51        52       53      54       55      56       57        58      59
  50       3.44    3.46      3.48     3.50    3.51     3.53    3.54     3.55      3.57    3.58
  51       3.47    3.49      3.50     3.52    3.54     3.56    3.57     3.59      3.60    3.62
  52       3.49    3.51      3.53     3.55    3.57     3.58    3.60     3.62      3.63    3.65
  53       3.51    3.53      3.55     3.57    3.59     3.61    3.63     3.65      3.67    3.69
  54       3.53    3.55      3.58     3.60    3.62     3.64    3.66     3.68      3.70    3.72
  55       3.55    3.58      3.60     3.62    3.65     3.67    3.69     3.72      3.74    3.76
  56       3.57    3.60      3.62     3.65    3.67     3.70    3.72     3.75      3.77    3.79
  57       3.59    3.62      3.65     3.67    3.70     3.73    3.75     3.78      3.80    3.83
  58       3.61    3.64      3.67     3.70    3.73     3.75    3.78     3.81      3.84    3.86
  59       3.63    3.66      3.69     3.72    3.75     3.78    3.81     3.84      3.87    3.90
  60       3.64    3.68      3.71     3.74    3.78     3.81    3.84     3.87      3.90    3.94
  61       3.66    3.70      3.73     3.76    3.80     3.83    3.87     3.90      3.94    3.97
  62       3.68    3.71      3.75     3.79    3.82     3.86    3.90     3.93      3.97    4.00
  63       3.69    3.73      3.77     3.81    3.84     3.88    3.92     3.96      4.00    4.04
  64       3.71    3.75      3.79     3.83    3.87     3.91    3.95     3.99      4.03    4.07
  65       3.72    3.76      3.80     3.84    3.89     3.93    3.97     4.02      4.06    4.10
  66       3.73    3.78      3.82     3.86    3.91     3.95    4.00     4.04      4.09    4.13
  67       3.75    3.79      3.83     3.88    3.92     3.97    4.02     4.07      4.12    4.16
  68       3.76    3.80      3.85     3.89    3.94     3.99    4.04     4.09      4.14    4.19
  69       3.77    3.81      3.86     3.91    3.96     4.01    4.06     4.11      4.17    4.22
  70       3.78    3.83      3.87     3.92    3.97     4.03    4.08     4.14      4.19    4.25

Female                                                       Male Age
  Age       60      61        62      63       64       65      66       67       68       69       70
  50       3.59    3.60      3.61     3.62    3.63     3.64    3.65     3.66      3.67    3.67     3.68
  51       3.63    3.64      3.65     3.66    3.67     3.68    3.69     3.70      3.71    3.72     3.72
  52       3.66    3.68      3.69     3.70    3.72     3.73    3.74     3.75      3.76    3.76     3.77
  53       3.70    3.72      3.73     3.75    3.76     3.77    3.78     3.79      3.80    3.81     3.82
  54       3.74    3.76      3.77     3.79    3.80     3.82    3.83     3.84      3.85    3.86     3.87
  55       3.78    3.80      3.81     3.83    3.85     3.86    3.88     3.89      3.90    3.92     3.93
  56       3.81    3.84      3.86     3.87    3.89     3.91    3.93     3.94      3.96    3.97     3.98
  57       3.85    3.88      3.90     3.92    3.94     3.96    3.98     3.99      4.01    4.02     4.04
  58       3.89    3.92      3.94     3.96    3.99     4.01    4.03     4.05      4.06    4.08     4.10
  59       3.93    3.96      3.98     4.01    4.03     4.06    4.08     4.10      4.12    4.14     4.16
  60       3.97    4.00      4.02     4.05    4.08     4.11    4.13     4.15      4.18    4.20     4.22
  61       4.00    4.04      4.07     4.10    4.13     4.16    4.18     4.21      4.24    4.26     4.28
  62       4.04    4.08      4.11     4.14    4.18     4.21    4.24     4.27      4.29    4.32     4.35
  63       4.08    4.11      4.15     4.19    4.22     4.26    4.29     4.32      4.35    4.38     4.41
  64       4.11    4.15      4.19     4.23    4.27     4.31    4.35     4.38      4.41    4.45     4.48
  65       4.15    4.19      4.23     4.28    4.32     4.36    4.40     4.44      4.48    4.51     4.55
  66       4.18    4.23      4.27     4.32    4.36     4.41    4.45     4.50      4.54    4.58     4.61
  67       4.21    4.26      4.31     4.36    4.41     4.46    4.51     4.55      4.60    4.64     4.68
  68       4.25    4.30      4.35     4.40    4.46     4.51    4.56     4.61      4.66    4.71     4.75
  69       4.28    4.33      4.39     4.44    4.50     4.56    4.61     4.67      4.72    4.77     4.82
  70       4.31    4.36      4.42     4.48    4.54     4.60    4.66     4.72      4.78    4.84     4.89

+ Guaranteed monthly payments for any ages not shown will be furnished upon request.


97-VUL                               Page 22                            {POL NO}

                             14. GENERAL PROVISIONS

The Contract

The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements, the original application and any subsequent applications for changes that are attached to this policy. GIAC relied upon the application(s) in issuing this policy. All statements in the application(s) are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations and not warranties. No statement will be used to contest this policy unless contained in the application(s).

Only the President, a Vice President, or the Secretary of GIAC may make or modify this policy. No agent has the authority to:

o     change this policy;
o     waive any provision of this policy or any of GIAC's requirements; or
o     waive an answer to any question in the application(s).

GIAC will not be bound by any promise or statement made by any agent or other person except as stated above.

Basis of Values

Net Single Premiums and maximum cost of insurance rates under this policy are based on:

the Commissioners 1980 Standard Ordinary Mortality Table, male or female, aggregate, with continuous functions for Attained Ages 0 through 14; or

o the Commissioners 1980 Standard Ordinary Mortality Table, male or female, non-smoker, with continuous functions for Attained Ages 15 through 19; or
o the Commissioners 1980 Standard Ordinary Mortality Table, male or female, smoker or non-smoker, with continuous functions for Attained Ages 20 and over; and
o     an assumed yearly interest rate of 4%.

All policy values equal or exceed those required by any state statute. A detailed statement of the method of computing these values has been filed with each state insurance department.

Age and Sex

If the Age or sex of the insured has been misstated, the amount of death benefit for the Basic Policy will be that which would be purchased by the most recent deduction for the cost of insurance charge at the correct Age and sex; the amount of death benefit for any riders will be that which would be purchased by the most recent deduction for rider charges at the correct Age and sex.

Incontestability

This policy will be incontestable after it has been in force during the insured's lifetime for 2 years from its Issue Date. If the Death Benefit Option is changed from 1 to 2, the amount of any increase in the death benefit will be incontestable after such increase has been in force during the insured's lifetime for 2 years from the date the change takes effect. If the Face Amount has been increased, such increase will be incontestable after it has been in force during the insured's lifetime for 2 years from the date the increase takes effect. If GIAC successfully contests a change from Death Benefit Option 1 to 2 or an increase in Face Amount, the death benefit will be what would have been payable had such change or increase not taken effect.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.

If this policy is reinstated, statements made in the reinstatement application will be incontestable after this policy has been in force during the insured's lifetime for 2 years from the reinstatement date.

Suicide Exclusion

If the insured commits suicide, while sane or insane, within 2 years from the Issue Date, GIAC's liability will be limited to the greater of (a) or (b) as of the date of death, where:

o     (a)   is:

      o     the sum of all premium payments made under this policy;
      less:
      o     any Policy Debt; and
      o     any partial withdrawals and surrender charge;

o     (b)   is the Net Cash Surrender Value.

If the insured commits suicide, while sane or insane within 2 years from the effective date of any increase in the Face Amount, GIAC's liability with respect to such increase will be limited to the cost of insurance for such increase. If the insured commits suicide, while sane or insane, within 2 years from the effective date of any change from Death Benefit Option 1 to 2, GIAC's liability will be limited to the death benefit that would have been payable had such change not taken effect.

97-VUL                              Page 23                             {POL NO}

Deferment

GIAC reserves the right to defer calculation and payment of this policy's benefits which are attributable to the Variable Investment Options when:

o the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings); or
o the Securities and Exchange Commission restricts trading or determines that an emergency exists; or
o a Variable Investment Option's corresponding mutual fund lawfully suspends payment or redemption of its shares.

In such situations, GIAC may defer:

o determination or payment of a partial withdrawal, surrender or death proceeds; or
o     determination or payment of policy loans; or
o     transfers among the Variable Investment Options; or
o     allocation of Net Premiums to the Variable Investment Options.

GIAC may defer the following transactions from the Fixed-Rate Option for up to 6 months from the date GIAC receives the owner's written request in Good Order at the Executive Office:

o determination or payment of a partial withdrawal, surrender or death proceeds. GIAC will pay interest on deferred partial withdrawals and surrenders at a rate not less than 3% a year if any such payment is deferred 30 days or more; or
o     determination or payment of policy loans; or
o     transfers from the Fixed-Rate Option.

Communications with GIAC

GIAC receives all communications only at the Executive Office. Please include the policy number, the full names of the owner and insured, and the owner's current address in all correspondence with GIAC.

Payments by GIAC

All amounts payable by GIAC are payable at the Executive Office.

Statement to the Owner

GIAC will provide a written statement to the owner once each year. GIAC will send the statement soon after each Policy Anniversary.

The statement will show the following information as of the most recent Policy
Anniversary:

o     the amount of the current death benefit;
o the Policy Account Value and the portion of the Policy Account Value attributable to the Variable Investment Options and the Fixed-Rate Option;
o     the Net Cash Surrender Value and Cash Surrender Value;
o     the premiums paid, and charges deducted since the last statement;
o     any transfers or partial withdrawals since the last statement; and
o     any outstanding Policy Debt.

The statement will also include any other information required by the jurisdiction where this policy is delivered.

97-VUL                              Page 24

                                  ENDORSEMENTS


             (Endorsements made at issue may also appear on page 3.)

97-VUL                              Page 25                             {POL NO}

                     THIS PAGE IS INTENTIONALLY LEFT BLANK.

                                      INDEX

Subject   Page

Age and Sex       23
Allocation of Net Premiums 10
Assignment        8
Basis of Values   23
Beneficiary       3, 8
Changing the Face Amount   7
Communications with GIAC   24
Continuation of Insurance  15
Crediting Payments 9
Death Proceeds    6
Deferment        24
Definitions       5
Dollar Cost Averaging Option         11
Exchange of Policy         17
The Fixed-Rate Option      13
Grace Period      9
The Guardian Separate Account M     12
Incontestability  23
Investment Units   5, 13
Loan Collateral Account 17
Monthly Cost of Insurance  14
Monthly Deductions      3, 14
No Lapse Guarantee Conditions       9
No Lapse Guarantee Period  9
Owner     3, 7
Partial Withdrawals        15
Payment Options   19, 20
Payment Option Tables      21, 22
Policy Account Value       5, 13, 14, 15
Policy Data       3
Policy Loans      16
Premium Payment   8, 9
Reinstatement     10
Rights Reserved    13
Statement to the Owner     24
Suicide Exclusion 23
Surrender      16
Table of Maximum Monthly Cost of Insurance Rates      4
Table of Net Single Premiums        4
Table of Death Benefit Factors      4
Transaction Deductions     3, 14
Transfers      10


97-VUL                              Page 26

Flexible Premium Adjustable Variable Life Insurance Policy

o     Flexible premiums payable during the Insured's lifetime
o Adjustable death proceeds payable upon the Insured's death if policy is in force
o     Investment experience reflected in benefits
o     Non-participating--No dividends payable


            [GRAPHIC OMITTED]

97-VUL